Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Nos. 333-198974 and 333-189057) on Form S-3, the Registration Statement (No. 333-170692) on Form S-8, the Registration Statement (No. 333-146777) on Post-Effective Amendment No. 1 on Form S-3 to Form S-1/MEF of Retail Opportunity Investments Corp., and the Registration Statement (Nos. 333-198974-01 and 333-189057-01) on Form S-3 of Retail Opportunity Investments Partnership, LP of our report dated March  20, 2015, relating to our audit of the Combined Statement of Revenues and Certain Expenses of Park Oaks Shopping Center and Ontario Plaza, for the year ended December 31, 2014, included in this Current Report on Form 8-K.

/s/ PKF O'Connor Davies
a division of O'Connor Davies, LLP

New York, New York
March 20, 2015